Exhibit No. 21.1

SUBSIDIARY OF REGISTRANT

As of June 30, 2013

1.	PHI Capital Holdings, Inc. (formerly Providential Capital, Inc.)

Percentage of ownership: 100%

Business activity: Consulting and M&A advisory services